UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2013

GOLUB CAPITAL BDC, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-00794	27-2326940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

__ 150 South Wacker Drive, Suite 800, Chicago, IL 60606__

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 205-5050

____ ____

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2013, Golub Capital BDC Revolver Funding LLC (“Revolver Funding”), a wholly owned subsidiary of Golub Capital BDC, Inc. (the “Company”), entered into a $15 million senior, secured revolving credit facility (the “Revolver”) with The PrivateBank and Trust Company (“PrivateBank”) as lender and administrative agent.

Under the Revolver, which matures on November 22, 2019, PrivateBank has agreed to extend credit to Revolver Funding in an aggregate principal amount of $15 million. The Revolver will bear interest at either the London Interbank Offered Rate ("LIBOR") plus 3.50% per annum or PrivateBank’s prime rate plus 1.50% per annum through November 22, 2014 and LIBOR plus 2.50% per annum or the PrivateBank’s prime rate plus 0.50% per annum for the period subsequent to November 22, 2014. The Revolver is secured by all of the assets held by Revolver Funding. Both the Company and Revolver Funding have made customary representations and warranties and are required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. Borrowing under the Revolver is subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Revolver and is qualified in its entirety by reference to a copy of the form of Credit Agreement which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit.

10.1	Credit Agreement, dated November 22, 2013, by and among Golub Capital BDC Revolver Funding LLC, as the borrower; Golub Capital BDC, Inc., as servicer; and The PrivateBank and Trust Company as lender and administrative agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital BDC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL BDC, INC.

Date: November 27, 2013	By: /s/ Ross A. Teune
Name: Ross A. Teune
Title: Chief Financial Officer

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